UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2005

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Cleveland-Cliffs Inc published a news release on January 11, 2005 as follows:

Cleveland-Cliffs Commences Agreed All-Cash Tender Offer
for Portman Limited

Cleveland, OH—January 11, 2005—Cleveland-Cliffs Inc (NYSE: CLF) today announced the commencement of a negotiated A$3.40 per share all-cash tender offer for all outstanding shares issued by Portman Limited (ASX: PMM). If the tender offer is fully subscribed, the net acquisition price would total approximately US$465 million (at an exchange rate of A$1 = US$0.77) and would be financed with existing cash and new borrowings of $100 million.

The offer has been unanimously recommended by the board of directors of Portman in the absence of a superior offer emerging and the directors have indicated that they intend to accept the offer with respect to their own shareholdings.

Portman Limited, an independent iron ore mining and exploration company, is Australia’s third largest producer of iron ore. The company services the Asian iron ore markets with direct-shipping fines and lump ore from two iron ore projects, both located in Western Australia. Portman’s current annualized production is approximately six million tons per year and it currently has a A$55 million project underway that is expected to increase production to eight million tons per year by 2006. The expanded level of production is fully committed to steel companies in China and Japan for the next several years. Portman’s reserves currently total 94.6 million tons, and the company has an active exploration program underway to increase reserves.

Commenting on the tender offer, John S. Brinzo, Cleveland-Cliffs’ chairman and chief executive officer, stated: "This acquisition represents a significant milestone in our long-term strategy for enhancing shareholder value as the Company transitions from primarily a mine management company and mineral holder to an international merchant mining company. Through combining two primarily regional producers, we can better lever our iron ore competencies and Asian relationships for the benefit of shareholders of both companies.

"As we have stated previously, we have been seeking opportunities in areas that serve China and other fast-growing steel production centers around the world. Portman has long-term supply contracts with steel producers in China and Japan that currently account for 75%, and 25%, respectively, of sales. Moreover, we are very encouraged by the prospect of further increasing our penetration in the Chinese market and elsewhere in Asia," Brinzo added.

Cliffs stated that it expects the acquisition to be accretive to 2005 results, with additional benefits in 2006 when the expansion tonnage is fully on line. Portman has agreed to pay a break fee of A$6 million if its board of directors withdraws its recommendation of the offer in the absence of a superior competing offer or if a competing acquirer assumes control of Portman.

Cleveland-Cliffs stated that, if the tender offer is successful, it would operate the company much as it has been, under the name of Cliffs Portman. Richard Meaghan, currently Portman’s Chief Operating Officer, will become president of Cliffs Portman with responsibility for the company’s sales and operations.

Cliffs and Portman Limited issued a joint press release today, which further discussed the offer and the Board’s recommendation for Portman Limited shareholders to tender their shares in accordance with the offer. You can obtain that release by going to http://www.asx.com.au and inserting Portman’s ASX code (PMM) in the box under company announcements, or by visiting the SEC links in the IR section of Cliffs’ website at www.Cleveland-Cliffs.com.

Cliffs will host a conference call to discuss the tender offer and answer questions tomorrow, January 12, 2005, at 9:00 a.m. U.S. Eastern Time (January 13, 2005 at 1:00 a.m. AEDST). The call will be broadcast live on Cleveland-Cliffs’ website at www.Cleveland-Cliffs.com. A replay of the call will be available on the website for 30 days.

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

* * * *

References in this news release to "Cliffs" and "Company" include subsidiaries and affiliates as appropriate in the context.

This news release contains predictive statements that are intended to be "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. There can be no assurance that the offer to acquire the shares of Portman Limited will be accepted or that a superior offer will not emerge or any transaction completed. Actual results may differ materially from statements for a variety of factors, such as changes in demand and/or prices for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand and/or pricing, due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron (affecting estimated pellet sales, mine operations, or projected liquidity requirements); changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of planned capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for or otherwise implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; the success of the Company in identifying and realizing growth opportunities; the Company’s ability to continue to pay quarterly cash dividends in such amounts as the Directors may determine in light of other uses for such funds; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2003, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

January 11, 2005	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary